UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	November 9, 2016

Wireless Telecom Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

001-11916	22-2582295
(Commission File Number)	(IRS Employer Identification No.)

25 Eastmans Road
Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 386-9696

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2016, Wireless Telecom Group, Inc. (the “Company”) announced the appointment of Allan D. L. Weinstein and Michael Millegan to its Board of Directors, effective November 9, 2016 and November 13, 2016, respectively, to hold office until the Company’s next annual meeting of shareholders or until their successors are duly elected and qualified.

Mr. Weinstein was appointed to fill an existing vacancy on the Board of Directors of the Company (the “Board”). On November 13, 2016, the Board approved an increase in the size of the Board from six to seven members and appointed Mr. Millegan to fill the newly created vacancy. Immediately following their respective appointments, Mr. Weinstein was appointed to serve on the Audit Committee, and Mr. Millegan was appointed to serve on the Compensation Committee.

Mr. Weinstein, 46, is the co-founder and Managing Partner of Gainline Capital Partners LP. Prior to co-founding Gainline in 2015, he was a Managing Partner of CAI Private Equity, which he joined in 2012. While at CAI, Mr. Weinstein served on the firm’s Investment Committee and was a partner in CAI’s management company. Before joining CAI, Mr. Weinstein was a Managing Director at New York-based private equity firm Lincolnshire Management, Inc., where he was employed for nearly 18 years. Mr. Weinstein began his career with Fleet Bank, and he has served as a director or officer of numerous companies, including Allison Marine, Bankruptcy Management Solutions and Shred-Tech Corporation. He is currently on the Board of Directors of CSAT Solutions Holdings LLC, a reverse logistics company serving the electronics sector. Mr. Weinstein received an A.B. in History and Economics from Vassar College.

Mr. Millegan, 58, was President of Verizon Global Wholesale group, a business unit of Verizon Communications, where he focused on global carrier, wireless and cable company network requirements from 2007 until his retirement in December 2013. During this time, he served as a member of the Verizon Leadership Committee which focused on operational performance. Prior to that, Mr. Millegan was Senior Vice President/Market President for Verizon’s Midwest Operations and Senior Vice President Enterprise/Wholesale business unit, which focused on over 300 large enterprise customers. Mr. Millegan also led the Logistics/Supply Chain business unit as the Senior Vice President from 2000 to 2004. Mr. Millegan served on the advisory board of FINSPHERE, a leader in mobile identity authentication enabling financial institutions and mobile network operators to protect against credit card fraud. In addition, Mr. Millegan is an advisor/investor in WINDPACT, an innovative sports technology company developing protective gear to minimize sports related concussive head trauma. He holds an MBA and a BBA from Angelo State University.

There are no arrangements or understandings between Mr. Weinstein and Mr. Millegan and any other person pursuant to which they were appointed as directors. There are no transactions in which either Mr. Weinstein or Mr. Millegan has an interest requiring disclosure under Item 404(a) of Regulation S-K. The Board has determined that Mr. Weinstein and Mr. Millegan are independent under the New York Stock Exchange listing standards.

Messrs. Weinstein and Millegan were each awarded 15,000 shares of restricted stock and 35,000 shares of stock options under the Company’s Amended and Restated 2012 Incentive Compensation Plan, as of November 9, 2016 and November 13, 2016, respectively, which are the prorated amounts of the annual equity retainer paid pursuant to the Company’s compensation program for directors that applies uniformly to all non-employee directors. The restricted stock is subject to a continued service requirement, and the restrictions lapse on the date of the 2017 annual meeting of shareholders of the Company.

A copy of the Company’s press release announcing the matters discussed under Item 5.02 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On November 14, 2016, the Company announced the appointment of Messrs. Weinstein and Millegan to the Board. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following document is herewith furnished as an exhibit to this report:

Exhibit No.	Description

99.1	Press release issued by Wireless Telecom Group, Inc. on November 14, 2016 announcing the appointment of Messrs. Weinstein and Millegan to the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRELESS TELECOM GROUP, INC.

Date: November 14, 2016	By:	/s/ Timothy Whelan
Timothy Whelan
Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Wireless Telecom Group, Inc. on November 14, 2016 announcing the appointment of Messrs. Weinstein and Millegan to the Company’s Board of Directors.